Exhibit 99.1

NEWS RELEASE

CONTACT:	6140 Stoneridge Mall Road Suite 590
Albert G. White, III The Cooper Companies, Inc. ir@coopercompanies.com	Pleasanton, CA 94588 925-460-3663 www.coopercos.com

FOR IMMEDIATE RELEASE

THE COOPER COMPANIES REPORTS FIRST QUARTER RESULTS

PLEASANTON, Calif., March 6, 2008 — The Cooper Companies, Inc. (NYSE: COO) today reported first quarter results for fiscal 2008.

Highlights

•	First quarter revenue increased 12% year-over-year to $245 million with CooperVision (CVI) up 12% and CooperSurgical (CSI) up 10%.

•	GAAP earnings per share (EPS) 15 cents, up 25% or 3 cents from last year’s first quarter.

•	Adjusted EPS 45 cents. Adjusted EPS excludes the non-GAAP adjustments as shown below in “Unaudited Reconciliation and Explanation of Non-GAAP to GAAP Operating Results.”

•	2008 revenue and EPS guidance raised.

Commenting on the results, Robert S. Weiss, Cooper’s chief executive officer said,”This was a solid quarter as we continue to experience strong revenue growth, significant manufacturing improvements and earnings stabilization. At CVI, revenues were strong in all geographic markets and we outpaced market growth. We are clearly seeing a revival of CVI’s historic revenue growth and share gain patterns.

“With respect to manufacturing, we are now producing our two-week silicone hydrogel sphere Avaira™ on a Gen II platform, which will support its upcoming launch in April. Biofinity® production reached an all time high of 3.8 million units in February, and a new line began production this month. We continue to anticipate $160 million to $170 million in capital expenditures this year primarily to support capacity expansion, but we now expect 2009 capital expenditures to decrease to $125 million to $140 million. This is due to yield improvements in several processes and the expected completion of the plant expansion in Puerto Rico during fiscal 2008.”

2008 Revenue and Earnings Guidance

Cooper now expects fiscal 2008 revenue of $1,060 million to $1,100 million, up from previous guidance of $1,040 million to $1,090 million, due to strong growth of core contact lens products and anticipated sales of Avaira. Reflecting the increased sales, Non-GAAP EPS guidance is increased to $2.10 to $2.35 and GAAP EPS guidance to $1.40 to $1.85 from previous guidance of Non-GAAP EPS $2.00 to $2.30 and GAAP EPS $1.30 to $1.80. Non-GAAP EPS guidance excludes costs considered unrelated to core operating performance as shown below in “Unaudited Reconciliation and Explanation of Non-GAAP to GAAP Operating Results.”

CVI expects fiscal 2008 revenue of $895 million to $930 million, previously $875 million to $920 million, and CSI expects fiscal 2008 revenue of $165 million to $170 million, unchanged from previous guidance.

First Quarter Operating Highlights

•	Revenue $245.0 million, 12% above first quarter 2007, 7% in constant currency.

•	Gross margin 58% compared with 59% in last year’s first quarter. Excluding costs considered unrelated to core operating performance, gross margin was 62%, the same as in last year’s first quarter.

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Operating margin 8% compared with 7% in last year’s first quarter. Excluding costs considered unrelated to core operating performance, operating margin was 14% compared with 15% in last year’s first quarter.

•	Capital expenditures $42.7 million.

•	Depreciation and amortization expense $20.1 million including $0.8 million related to accelerated depreciation on assets made redundant as part of integration activities.

CVI First Quarter Operating Highlights

•	Revenue $205.5 million, up 12% from last year’s first quarter, 6% in constant currency.

•	Specialty lens revenue (toric, multifocal and cosmetic) $86.7 million, up 12% from last year’s first quarter.

•	Toric lenses $70.5 million, up 11% from last year’s first quarter, representing 34% of CVI’s revenue.

•	Multifocal lenses $12.7 million, up 24% from last year’s first quarter.

•	Proclear® products revenue $51.6 million, up 34% from last year’s first quarter. Proclear products now represent 25% of CVI’s worldwide soft lens revenue.

•	Single-use revenue $36.2 million, up 41% from last year’s first quarter. Single-use lenses now account for 18% of CVI’s revenue.

•	Biofinity revenue $9.1 million. This compares with $5 million in the fiscal fourth quarter of 2007 and $9.8 million in fiscal year 2007.

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Gross margin 58% compared with 59% in the first quarter of 2007. Excluding costs considered unrelated to core operating performance, gross margin was 63% compared with 62% in last year’s first quarter.

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Operating margin 11% compared with 13% in the first quarter of 2007. Excluding costs considered unrelated to core operating performance, operating margin was 18% compared with 20% in last year’s first quarter. This variance is largely due to additional marketing expenses associated with new product launches.

Note: Please see the “Quick Links” section of Cooper’s Website www.coopercos.com/investor for Supplemental Market and Revenue Data tables.

CSI First Quarter Operating Highlights

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CSI revenue grew 10% from last year’s first quarter to $39.5 million with organic growth of 3%. Organic growth was below expectations due to a strong backlog build during the quarter but is expected to return to high single-digits in the second quarter.

•	Gross margin 60% unchanged from the first quarter of 2007.

•	Operating margin 17% compared with 5% in the first quarter of 2007.

Management Changes

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Eugene J. Midlock was named senior vice president and chief financial officer effective February 12, 2008, succeeding Steven M. Neil, who resigned. Midlock joined Cooper as vice president, taxes in January 2005 and was most recently vice president of finance. From 1979 to 2002 Midlock was a partner with KPMG, LLP.

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John A. Weber was named president of CooperVision. Weber previously served as president, Asia Pacific since April 2007 and vice president, worldwide manufacturing and distribution of CooperVision from January 2005 to March 2007. Prior to that, he served in senior executive positions at Ocular Sciences, Inc. including executive vice president, worldwide operations.

Conference Call

The Cooper Companies will hold a conference call to discuss its fiscal first quarter 2008 results today at 5pm Eastern time. The dial in number in the United States is +1-866-383-8119. The dial in number outside the United States is +1-617-597-5344. The passcode is 62123846.

A replay will be available approximately one hour after the call ends and will be available for five days. The dial in number for the replay in the United States is +1-888-286-8010. The dial in number for the replay outside the United States is +1-617-801-6888. The replay passcode is 44356818.

This call will also be broadcast live on The Cooper Companies’ Web site, www.coopercos.com and at www.streetevents.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These include statements relating to plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact. In addition, all statements regarding anticipated growth in our revenue, anticipated market conditions, planned product launches and expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: failures to launch, or significant delays in introducing, new products, or limitations on sales following introduction due to manufacturing constraints or poor market acceptance; failures to receive or delays in receiving U.S. or foreign regulatory approvals for products; compliance costs and potential liability in connection with U.S. and foreign healthcare regulations, including product recalls, and potential losses resulting from sales of counterfeit and other infringing products; the success of research and development activities and other start-up projects; new competitors, product innovations or technologies; failure to develop new manufacturing processes, or delays in implementation of such processes; a major disruption in the operations of our manufacturing, research and development or distribution facilities, due to technological problems, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; legal costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to claims involving product liability or patent protection (including risks with respect to the ultimate validity and enforceability of the Company’s patent applications and patents and the possible infringement of the intellectual property of others); the impact of acquisitions and divestitures on revenues, earnings and margins, including any failure by the Company to successfully integrate acquired businesses into CVI and CSI, any failure to continue to realize anticipated benefits from the Company’s cost-cutting measures and risks inherent in accounting assumptions made regarding the acquisitions; changes in business, political and economic conditions, including the adverse effects of natural disasters on patients, practitioners and product distribution; interest rate and foreign currency exchange rate fluctuations; changes in U.S. and foreign government regulation of the retail optical industry and of the healthcare industry generally; dilution to earnings per share from acquisitions or issuing stock; changes in tax laws or their interpretation and changes in effective tax rates, including by reason of changes in the Company’s geographic profit mix; changes in the Company’s expected utilization of recognized net operating loss carry forwards; the requirement to provide for a significant liability or to write off a significant asset, including impaired goodwill; changes in accounting principles or estimates; disruptions or delays related to implementation of information technology systems covering the Company’s businesses, or other events which could result in management having to report a material weakness in the effectiveness of the Company’s internal control over financial reporting in its Form 10-Q and Form 10-K filings; environmental risks including significant environmental cleanup costs above those already accrued; and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Corporate Information

The Cooper Companies, Inc. (www.coopercos.com) manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data.

CooperVision (www.coopervision.com) develops, manufactures and markets a broad range of contact lenses for the worldwide vision correction market. Headquartered in Pleasanton, Calif., it manufactures in Juana Diaz, Puerto Rico, Norfolk, Va., Rochester, N.Y., Adelaide, Australia, Hamble and Hampshire, England and Madrid, Spain.

CooperSurgical (www.coopersurgical.com) develops, manufactures and markets medical devices, diagnostic products and surgical instruments and accessories used primarily by gynecologists and obstetricians. Its major manufacturing and distribution facilities are in Trumbull, CT.

The Cooper Companies, Inc. and its subsidiaries and/or affiliates own, license or distribute the following trademarks or registered trademarks: Avaira™, Biofinity® and Proclear®.

The information on Cooper’s Web sites and its interactive telephone system are not part of this news release.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	January 31, 2008	October 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$2,586	$3,226
Trade receivables, net	164,167	164,493
Inventories	279,007	267,914
Deferred tax asset	20,445	23,395
Other current assets	60,135	58,494

Total current assets	526,340	517,522

Property, plant and equipment, net	619,280	604,530
Goodwill	1,253,951	1,253,686
Other intangibles, net	141,891	145,833
Deferred tax asset	29,575	20,015
Other assets	13,905	18,685

	$2,584,942	$2,560,271

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$46,858	$46,514
Other current liabilities	193,218	239,966

Total current liabilities	240,076	286,480

Long-term debt	878,251	830,116
Other liabilities	40,971	9,408
Deferred tax liabilities	12,110	10,678

Total liabilities	1,171,408	1,136,682

Stockholders’ equity	1,413,534	1,423,589

	$2,584,942	$2,560,271

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(Unaudited)

	Three Months Ended January 31,		% Increase	% Revenue 2008	% Revenue 2007
	2008	2007
Net sales	$245,033	$219,420	12%	100%	100%
Cost of sales	102,151	89,508	14%	42%	41%

Gross profit	142,882	129,912	10%	58%	59%
Selling, general and administrative expense	109,880	97,523	13%	45%	44%
Research and development	8,131	11,111	-27%	3%	5%
Restructuring costs	823	1,865	-56%	0%	1%
Amortization of intangibles	4,097	3,651	12%	2%	2%

Operating income	19,951	15,762	27%	8%	7%
Interest expense	11,106	9,792	13%	5%	4%
Other income, net	642	819

Income before income taxes	9,487	6,789
Provision for income taxes	2,610	1,441

Net income	$6,877	$5,348

Diluted earnings per share	$0.15	$0.12

Number of shares used to compute earnings per share	45,129	44,984

Unaudited Reconciliation and Explanation of Non-GAAP to GAAP Operating Results ($ in thousands, except per share amounts)

Listed below are the items included in net income that management excludes in computing non-GAAP financial measures as described below the table.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Earnings to GAAP Net Income

	Three Months Ended January 31,
	2008	2007
GAAP net income	$6,877	$5,348
Non-GAAP adjustments:
Production start-up and restructuring costs in cost of sales	9,303	6,028
Distribution center rationalization costs in SGA	409	3,556
Intellectual property litigation expenses in SGA	3,364	1,785
Production start-up costs in SGA	900	—
Acquired in-process R&D	—	4,157
Other restructuring costs in operating expenses	1,525	2,530
Write-off of deferred financing costs	—	882
Income tax effect	(1,311)	(2,286)

	14,190	16,652

Non-GAAP net income	$21,067	$22,000

Add interest charge applicable to convertible debt	523	523

Non-GAAP income for calculating diluted earnings per share	$21,590	$22,523

Non-GAAP diluted earnings per share	$0.45	$0.47

Number of shares used to compute non-GAAP earnings per share	47,719	47,574

Explanation of Non-GAAP Measures

In addition to results in accordance with GAAP, Cooper management also considers non-GAAP operating results as important supplemental financial measures in evaluating its ongoing core operating results and in making operating decisions.

Non-GAAP operating results and guidance exclude from GAAP operating items that management does not consider part of core operating performance. Management uses these non-GAAP operating results to compare actual operating results to its business plans, calculate debt compliance covenants, allocate resources and evaluate potential acquisitions. Management believes that presenting these non-GAAP operating results allows investors, as well as management, to evaluate operating results from one period to another on a comparable basis.

Specific items that Cooper excludes from its GAAP results when evaluating core operational performance are:

•	Acquisition and restructuring expenses consisting of

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Restructuring and integration expenses related primarily to the integration of Ocular Sciences, Inc. (Ocular) into CooperVision, Inc., which are charged to cost of sales and operating expense. They consist of costs to integrate duplicate facilities, streamline manufacturing and distribution practices and integrate sales, marketing and administrative functions.

•	Manufacturing and distribution rationalization and start-up costs. They consist of costs to:

•	Develop new manufacturing technologies, specifically silicone hydrogel manufacturing.

•	Restructure manufacturing locations and platforms.

•	Eliminate duplicate distribution locations (products are stored and shipped from several locations while central warehouses are completed).

We adjust for these costs because once the specific integration activities have been completed and new technology and manufacturing techniques have been applied, the costs will be eliminated.

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Acquired in-process R&D charges. These charges are subject to a formal appraisal process that may take up to twelve months to complete following a transaction. Management adjusts for these expenses because they are not known when evaluating forecasted performance of the acquired business.

•	Expenses associated with certain intellectual property and securities litigation

Cooper had filed suits claiming patent infringement to protect its intellectual property, sought a declaratory judgment that a CVI product does not infringe any valid and enforceable claims of competitors’ patents and is also incurring expenses associated with securities litigation. These cases have not historically been part of Cooper’s normal operations. As recently announced, the intellectual property suits have now been settled.

Not all the items listed occurred in the fiscal first quarter of 2008 or 2007. Specific amounts for the items in the fiscal first quarter of 2008 and 2007 are set forth in the table above. For fiscal 2008, the Company no longer excludes share-based compensation expense in its non-GAAP operating results as share-based compensation is now comparable over a three-year period.

Operating results adjusted for these items should not be considered alternatives to any performance measures derived in accordance with GAAP. We present them because we consider their disclosure an important supplemental measure of performance. In evaluating Cooper’s non-GAAP operating results and guidance, investors are cautioned that in future periods Cooper expects to incur expenses similar to those for which adjustments are made in the presentation of non-GAAP operating results. Presentation of non-GAAP operating results and guidance should not be construed as an implication that future results will be unaffected by similar items or nonrecurring or unusual charges.

Cooper’s non-GAAP operating results have limitations as an analytical tool, including that they do not reflect the cost of:

•	The Ocular integration, and the integration and restructuring of other acquisitions.

•	New manufacturing technologies, specifically silicone hydrogel manufacturing, and the phase out of product lines and manufacturing platforms that are being eliminated.

•	Intellectual property and securities litigation, which we expect to be significant but are difficult to forecast.

In addition, non-GAAP operating results may not be useful when comparing Cooper to other companies that may calculate these measures differently. Moreover, the impact of many of the items excluded (particularly litigation and restructuring) on guidance is difficult to quantify because of significant uncertainty in timing and the range of possible outcomes. These items could be material.

Cooper compensates for these limitations by relying primarily on GAAP operating results and supplementing these with non-GAAP operating results.

Contact Lens Industry Revenue Update: Fourth Calendar Quarter and Full Year 2007 in Constant Currency

The data below is from a compilation of industry participants’ revenue by an independent market research firm.

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In the fourth quarter, the global soft contact lens market grew 9% compared with the same period one year ago, and 6% for full year 2007. CVI’s global soft lens revenue grew 12% in the fourth quarter and 6% for the year.

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Single-use sphere revenue grew 15% and now represents 35% of the global soft contact lens market compared with 33% in the fourth quarter of 2006. CVI’s single-use sphere revenue grew 40% worldwide and 256% in the United States in the fourth calendar quarter.

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In the United States, where single-use products have the lowest penetration, the contact lens market grew 4% while single-use revenue grew 19%, increasing their share of the market from 9% to 11%. In Asia Pacific, single-use products represent about 58% of the market, and in Europe they represent about 41%. In all markets outside of the United States, single-use lenses account for 47% of soft contact lens revenue compared with 45% in the fourth quarter of 2006.

•	In the United States – 36% of the world market – CVI’s revenue grew 17% versus the market’s 4% growth, during the fourth calendar quarter.

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Silicone hydrogel revenue was 28% of worldwide contact lens revenue during the fourth calendar quarter compared with 27% in the third quarter, and 26% for the full year. Approximately 70% of silicone hydrogel revenue was generated in North America.

Health Product Research, which reports on a statistical sampling of practitioners each quarter, calculated that silicone hydrogel lenses accounted for 50% of new patient visits to contact lens practitioners in the United States during the fourth calendar quarter of 2007, the same as in the third quarter. Silicone hydrogel toric lenses accounted for 44% of new toric contact lens fits in the United States in the fourth calendar quarter of 2007, the same as in the third quarter.

Note: Please see the “Quick Links” section of Cooper’s Website www.coopercos.com/investor for Supplemental Market and Revenue Data tables.

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